Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84112

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 23, 2005)

6,418,024 Shares

MICHAELS STORES, INC.

Common Stock

This prospectus supplement supplements the prospectus dated August 23, 2005 of Michaels Stores, Inc. relating to 4,837,134 shares of common stock, par value $.10 per share, of Michaels Stores, Inc., a Delaware corporation, issuable by us upon the exercise of stock options previously granted under the Michael Stores, Inc. Amended and Restated 1997 Stock Option Plan, referred to in the prospectus and this prospectus supplement as the “plan,” and the subsequent offer and resale of such shares from time to time by selling stockholders or permitted transferees of such shares. The prospectus, as supplemented by this prospectus supplement, also relates to the offer and resale by selling stockholders or their permitted transferees of 1,580,890 shares of common stock issued by us upon exercise of stock options previously granted under the plan. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement restates in its entirety the information set forth under the caption “Resale of Shares; Selling Stockholders” in the prospectus.

The date of this prospectus supplement is April 3, 2006.

RESALE OF SHARES; SELLING STOCKHOLDERS

RESALE OF SHARES; SELLING STOCKHOLDERS

The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares of common stock acquired by them under the plan. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of March 15, 2006 unless otherwise indicated. 131,910,369 shares of our common stock were issued and outstanding as of such date.

We are unaware whether the selling stockholders listed below intend to exercise the options that have been issued to them under the plan or to sell the shares they may acquire upon the exercise of options.

In the future, we may allow persons other than those listed below to offer and sell shares acquired under the plan pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect the identity of such persons and the shares to be sold by them as and when required by law.

	Common Stock		Number of	Common Stock
	Ownership		Shares of	Ownership
	Prior to Offering (1)(2)		Common Stock	After Offering (1)(2)
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage
Charles J. Wyly, Jr.
Chairman of the Board of Directors	6,168,619 (3)	4.7%	1,450,739	4,717,880	3.6%

Sam Wyly
Vice Chairman of the Board of Directors	4,730,335 (4)	3.6%	1,568,351	3,161,984	2.4%

Stargate, Ltd.	570,039 (5)	*	450,039	120,000	*

Richard E. Hanlon
Director	267,600 (6)	*	47,800	219,800	*

The Patrick Reid Hanlon Trust	20,334 (7)	*	15,934	4,400	*

HanFam, LLC	30,000 (8)	*	19,600	10,400	*

Richard C. Marcus
Director	149,000 (9)	*	14,000	135,000	*

Jeffrey N. Boyer
President and Chief Financial Officer	222,916 (10)	*	179,166	43,750	*

Gregory A. Sandfort
President and Chief Operating Officer	128,824 (11)	*	83,334	45,490	*

Thomas M. Bazzone
Executive Vice President –
Specialty Businesses	170,347 (12)	*	125,000	45,347	*

Thomas C. DeCaro
Executive Vice President –
Supply Chain	150,187 (13)	*	105,000	45,187	*

Harvey S. Kanter
Executive Vice President –
Chief Merchant	161,742 (14)	*	114,445	47,297	*

Edward F. Sadler
Executive Vice President –
Store Operations	177,084 (15)	*	133,334	43,750	*

*	Less than 1% of class.

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(1)	Percentages are based on 131,910,369 shares of common stock issued and outstanding as of the close of business on March 15, 2006.

(2)	Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(3)	Includes 1,000,000 shares of common stock to be acquired upon exercise of options granted under the plan, 799,999 of which are presently exercisable and 66,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes: (a) 175,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; (b) 205,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 30,000 of which are presently exercisable, 58,333 of which become exercisable on each of August 5, 2006 and August 5, 2007, and 58,334 of which become exercisable on August 5, 2008; (c) 570,039 shares of common stock held of record by Stargate, Ltd. (a Texas limited partnership, the general partner of which is a trust of which Mr. Wyly and his spouse are co-trustees); (d) 990,268 shares of common stock held of record by family trusts of which Mr. Wyly is the trustee; and (e) 360,208 shares of common stock held of record by Shadywood USA, Ltd. (a Texas limited partnership of which Mr. Wyly is a general partner). The number of shares reflected in the table also includes 2,867,204 shares of common stock held by subsidiaries of certain non-U.S. trusts of which Mr. Wyly and certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the SEC on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held by the subsidiaries of those non-U.S. trusts.

(4)	Includes 500,000 shares of common stock to be acquired upon exercise of options granted under the plan, 399,999 of which are presently exercisable, 33,334 of which become exercisable on each of August 7, 2006 and August 6, 2007, and 33,333 of which become exercisable on August 6, 2006. Also includes: (a) 175,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; (b) 117,500 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 30,000 of which are presently exercisable, 29,167 of which become exercisable on each of August 5, 2007 and August 5, 2008, and 29,166 of which become exercisable on August 5, 2006; (c) 400,000 shares of common stock held of record by Tallulah, Ltd. (a Texas limited partnership of which Mr. Wyly is a general and limited partner); (d) 299,144 shares of common stock held of record by family trusts of which Mr. Wyly is the trustee; and (e) 27,740 shares of common stock held of record by Mr. Wyly’s spouse. The number of shares reflected in the table also includes 2,142,600 shares of common stock held by subsidiaries of certain non-U.S. trusts of which Mr. Wyly and certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the SEC on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held by the subsidiaries of those non-U.S. trusts.

(5)	Mr. Charles J. Wyly, Jr., Chairman of the Board of Directors of Michaels, is a co-trustee of a trust that is the general partner of Stargate, Ltd., a Texas limited partnership.

(6)	Includes 20,334 shares of common stock held of record by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee) and 30,000 shares of common stock held of record by HanFam, LLC (a Virginia limited liability company of which Mr. Hanlon is the sole manager). Also includes: (a) 175,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; and (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable.

(7)	Mr. Richard E. Hanlon, a director of Michaels, is a co-trustee of The Patrick Reid Hanlon Trust.

(8)	Mr. Richard E. Hanlon, a director of Michaels, is the sole manager of HanFam, LLC, a Virginia limited liability company.

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(9)	Includes: (a) 105,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; and (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable.

(10)	Includes 179,166 shares of common stock to be acquired upon exercise of options granted under the plan, 136,110 of which are presently exercisable, 16,667 of which become exercisable on each of August 6, 2006 and August 6, 2007, and 9,722 of which become exercisable on August 7, 2006. Also includes 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007.

(11)	Includes 83,334 shares of common stock to be acquired upon exercise of options granted under the plan, 33,333 of which are presently exercisable, 16,667 of which become exercisable on each of August 6, 2006, February 6, 2007 and August 6, 2007. Also includes: (a) 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007; (b) 114 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan; and (c) 1,626 shares of common stock acquired under the Michaels Stores Inc. Second Amended and Restated 1997 Employees Stock Purchase Plan (as of February 28, 2006).

(12)	Includes 125,000 shares of common stock to be acquired upon exercise of options granted under the plan, 41,666 of which are presently exercisable, 33,334 of which become exercisable on June 7, 2007, 33,333 of which become exercisable on June 7, 2006, 8,334 of which become exercisable on August 6, 2007, and 8,333 of which become exercisable on August 6, 2006. Also includes: (a) 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007; and (b) 1,597 shares of common stock acquired under the Michaels Stores, Inc. Second Amended and Restated 1997 Employees Stock Purchase Plan (as of February 28, 2006).

(13)	Includes 105,000 shares of common stock to be acquired upon exercise of options granted under the plan, 69,999 of which are presently exercisable and 11,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes: (a) 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007; (b) 1,295 shares of common stock held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan; and (c) 142 shares of common stock acquired under the Michaels Stores, Inc. Second Amended and Restated 1997 Employees Stock Purchase Plan (as of February 28, 2006).

(14)	Includes 114,445 shares of common stock to be acquired upon exercise of options granted under the plan, 48,888 of which are presently exercisable, 26,667 of which become exercisable on May 7, 2006, 16,667 of which become exercisable on each of August 6, 2006 and August 6, 2007, and 5,556 of which become exercisable on August 7, 2006. Also includes: (a) 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007; and (b) 3,547 shares of common stock acquired under the Michaels Stores, Inc. Second Amended and Restated 1997 Employees Stock Purchase Plan (as of February 28, 2006).

(15)	Includes 133,334 shares of common stock to be acquired upon exercise of options granted under the plan, 83,333 of which are presently exercisable and 16,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes 43,750 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, 14,584 of which become exercisable on August 5, 2008, and 14,583 of which become exercisable on each of August 5, 2006 and August 5, 2007.

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